Exhibit 4.4
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
NOBLE HOLDING INTERNATIONAL LIMITED
4.90% SENIOR NOTE DUE 2020
$500,000,000

CUSIP No. 65504LAC1	ISIN No. US65504LAC19
Issue Date: July 26, 2010
     Noble Holding International Limited, a Cayman Islands exempted company limited by shares (the “Company”), promises to pay to Cede & Co. or its registered assigns, the principal amount of FIVE HUNDRED MILLION Dollars ($500,000,000) on August 1, 2020. This Note shall bear interest as specified on the reverse side of this Note. Additional provisions of this Note are set forth on the reverse side of this Note.

     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed as a deed under Cayman Islands law.

NOBLE HOLDING INTERNATIONAL LIMITED, a Cayman Islands company
By:	/s/ Alan R. Hay
	Name:	Alan R. Hay
	Title:	Director

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
     This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.
Dated: July 26, 2010

THE BANK OF NEW YORK MELLON
TRUST COMPANY, N.A.

By:	/s/ Julie Hoffman-Ramos
Name:	Julie Hoffman-Ramos
Title:	Senior Associate

[REVERSE SIDE OF THE NOTE]
4.90% SENIOR NOTE DUE 2020
     1. Interest. Commencing July 26, 2010, interest on this Note will accrue at the rate of 4.90% per annum and will be payable in cash semiannually on February 1 and August 1 of each year, commencing February 1, 2011, to Holders of record on the close of business on the immediately preceding January 15 and July 15.
     2. Method of Payment. Subject to the terms and conditions of the Indenture, payments in respect of the Notes shall be made at the office or agency of the Company maintained for that purpose in the City and State of New York. The Company will pay cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts.
     3. Paying Agent and Security Registrar. Initially, The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), will act as Paying Agent and Security Registrar. The Company may appoint and change any paying agent or security registrar without notice, other than notice to the Trustee. The Company or any of its Subsidiaries or any of their Affiliates may act as Paying Agent or Security Registrar.
     4. Indenture. The Company issued the Notes under an Indenture, dated as of November 21, 2008, between the Company and the Trustee, as supplemented by a Second Supplemental Indenture, dated as of July 26, 2010, between the Company, the Trustee and Noble Corporation, a Cayman Islands exempted company limited by shares, as Guarantor (collectively, the “Indenture”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act of 1939”). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act of 1939 for a statement of those terms.
     The Notes are general unsecured and unsubordinated obligations of the Company, initially limited to $500,000,000 aggregate principal amount, subject to the Company’s ability to issue additional Notes as provided in the Indenture.
     5. Redemption at the Option of the Company. No sinking fund is provided for the Notes. The Notes shall be redeemable at the option of the Company, in whole or in part, at any time or from time to time, on any date prior to maturity in principal amount of $2,000 and integral multiples of $1,000 in excess thereof at the Optional Redemption Price, upon not less than 30 nor more than 60 days’ notice to the Holders prior to the Redemption Date.
     If notice of redemption has been given as provided in Article Eleven of the Indenture and funds for the redemption of any Notes called for redemption shall have been made available on the Redemption Date referred to in such notice, such Notes will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders of the Notes from and after the Redemption Date will be to receive payment of the Optional Redemption Price upon surrender of such Notes in accordance with such notice.
     6. Special Mandatory Redemption. If, for any reason, (1) the Frontier Acquisition is not completed on or prior to 5:00 p.m., New York City time, on September 30, 2010 or (2) the Merger Agreement is terminated on or prior to 5:00 p.m., New York City time, on September 30, 2010, the Company shall redeem all of the Notes then Outstanding on the Special Mandatory Redemption Date at the Special Mandatory Redemption Price. The Company shall mail notice of a special mandatory redemption pursuant to Section 1108 of the Indenture promptly after the occurrence of the event triggering redemption to each Holder of the Notes at its registered address. If funds sufficient to pay the Special Mandatory Redemption Price of all of the Notes to be redeemed on the Special Mandatory Redemption Date are deposited with the Paying Agent on or before such Special Mandatory Redemption Date, on and after such Special Mandatory Redemption Date the Notes shall cease to accrue interest.
     7. Tax Additional Amounts. The Company and the Guarantor shall pay Tax Additional Amounts, if any, as provided in the Indenture.
     8. Denominations; Transfer; Exchange. The Notes are in registered form, without coupons, in denominations of $2,000 of principal amount and integral multiples of $1,000 in excess thereof. A Holder may register the transfer of or exchange Notes in accordance with the Indenture. The Security Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Company shall not be required to exchange or register a transfer of (a) any Notes for a period of 15 days next preceding the first mailing or publication of notice of redemption of Notes to be redeemed or (b) any Notes selected, called or being called for redemption, in whole or in part, except, in the case of any Note to be redeemed in part, the portion thereof not so to be redeemed.
     9. Persons Deemed Owners. The registered Holder of this Note may be treated as the owner of this Note for all purposes.
     10. Unclaimed Money. Unless otherwise required by law, the Trustee and each Paying Agent shall each return to the Company upon written request any money held by them for the payment of any amount with respect to the Notes that remains unclaimed for three years. After return to the Company, Holders entitled to the money must look to the Company for payment as general creditors unless an applicable abandoned property law designates another person.
     11. Amendment; Waiver. Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Notes may be amended with the written consent of the Holders of a majority in aggregate principal amount of the Notes at the time Outstanding and (ii) certain defaults or noncompliance with certain provisions may be waived with the written consent of the Holders of a majority in aggregate principal amount of the Notes at the time Outstanding. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company and the Trustee may amend the Indenture or the Notes to cure any ambiguity, defect or inconsistency, or to comply with Article Nine of the Indenture, or to make any change that does not adversely affect the rights of any Holder of Notes in any material respect.
     12. Defaults and Remedies. If an Event of Default occurs relating to certain bankruptcy events as provided in the Indenture, the principal amount of and accrued interest on the Notes shall automatically become due and payable without any action of the Trustee or the Holders of Notes. Except as provided in the Indenture, if any other Event of Default shall occur and be continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then Outstanding, by notice in writing to the Company (and to the Trustee, if given by the Holders), may declare the principal of and accrued interest on all of the Notes and the interest, if any, accrued thereon to be due and payable immediately.
     The Company is required to furnish to the Trustee annually a certificate as to compliance by the Company with all conditions and covenants under the Indenture.
     13. Trustee Dealings With the Company. Subject to certain limitations imposed by the Trust Indenture Act of 1939 and the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.
     14. No Recourse Against Others. A director, officer, employee, member or stockholder, as such, of the Company or the Guarantor shall not have any liability for any obligations of the Company or the payment obligations of the Guarantor under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes and the Guarantee.
     15. Authentication. This Note shall not be valid until an authorized signatory of the Trustee manually signs the Trustee’s Certificate of Authentication on the other side of this Note.
     16. Defeasance, Covenant Defeasance. The Notes are subject to defeasance and covenant defeasance as provided in the Indenture, including Section 403 of the Indenture.
     17. Abbreviations. Customary abbreviations may be used in the name of a Holder of Notes or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gift to Minors Act).
     18. Governing Law. THIS NOTE AND THE INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
     The Company will furnish to any Holder of Notes upon written request and without charge a copy of the Indenture. Requests may be made to: Noble Corporation, Suite 3D,

Landmark Square, 64 Earth Close, Grand Cayman, Cayman Islands, BWI, Attention: Corporate Secretary.

ASSIGNMENT
FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto
(Please insert Name, Social Security Number or other Identifying Number of Assignee) at the following address:
(Please print or typewrite name and address, including postal zip code, of assignee)
this Note and all rights hereunder, hereby irrevocably constituting and appointing                                          Attorney to transfer this Note on the books of the Trustee, with full power of substitution in the premises.

Dated:

Notice: The signature(s) on this Assignment must correspond with the name(s) as written upon the face of this Note in every particular, without alteration or enlargement or any change whatsoever.

NOTATION OF PAYMENT GUARANTEE OF
NOBLE CORPORATION
A CAYMAN ISLANDS COMPANY
     For value received, the undersigned, Noble Corporation, a Cayman Islands exempted company limited by shares (the “Guarantor,” which term includes any successor person under the indenture referred to below), has unconditionally guaranteed, to the extent set forth in, and subject to the provisions of, the Second Supplemental Indenture, dated as of July 26, 2010 (the “Second Supplemental Indenture”), among Noble Holding International Limited, a Cayman Islands exempted company limited by shares (the “Company”), the Guarantor and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), (a) the due and punctual payment of the principal of, premium, if any, and interest on the Company’s 4.90% Senior Notes due 2020, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of, premium, if any, and interest on such notes, if any, if lawful, and the due and punctual performance of all other payment obligations of the Company to the holders of such notes or the Trustee all in accordance with the terms of the Indenture, dated as of November 21, 2008, between the Company and the Trustee and the Second Supplemental Indenture with respect to the Company’s 3.45% Senior Notes due 2015, 4.90% Senior Notes due 2020 and 6.20% Senior Notes due 2040, and (b) in case of any extension of time of payment or renewal of the Company’s 4.90% Senior Notes due 2020 or any of such other payment obligations, that the same will be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The payment obligations of the Guarantor to the holders of the Company’s 4.90% Senior Notes due 2020 and to the Trustee pursuant to this guarantee are expressly set forth in Sections 3 through 5 of the Second Supplemental Indenture, and reference is hereby made to the Second Supplemental Indenture for the precise terms of this payment guarantee.

     IN WITNESS WHEREOF, Noble Corporation has caused this Notation of Payment Guarantee to be duly executed as of the day and year first above written.

NOBLE CORPORATION,
a Cayman Islands Company,
as Guarantor

By:	/s/ Alan R. Hay
Name:	Alan R. Hay
Title:	Vice President